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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

Filed Pursuant to Rule 424(b)(4) Registration No. 333-201321

22,222,222 Shares

Class A Common Stock

This is the initial public offering of shares of Class A common stock of
Inovalon Holdings, Inc.

      We have two classes of common stock, Class A common stock and
Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock will be entitled to one vote per share. Each share of Class B common stock will be entitled to
10 votes per share and will be convertible at the election of each holder at any time, or automatically upon the occurrence of certain events, into one share of Class A common stock. Immediately following the completion of this offering, outstanding shares of our Class B common stock will represent approximately 98% of the voting power of our outstanding common stock. See "Description of Capital Stock - Class A and B Common Stock."

      Prior to this offering, there has been no public market for our Class A common stock. We have been approved for listing of our Class A common stock on the NASDAQ Global Select Market under the symbol "INOV."

      We are an "emerging growth company" as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

      Investing in our Class A common stock involves significant risks. See
"Risk Factors" beginning on page 23 to read about factors you should consider before buying shares of our Class A common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share
Total
Initial public offering price
$ 27.00
$ 599,999,994
Underwriting
discount(1)
$ 1.60
$ 35,555,555
Proceeds, before expenses, to Inovalon

$ 25.40

$ 564,444,439

(1) See "Underwriting" for additional information regarding underwriting compensation.

      The underwriters have the option to purchase up to an additional 3,333,333 shares from us at the initial public offering price less the underwriting discount.

      The underwriters expect to deliver the shares of Class A common stock to purchasers in New York, New York on or about February 18, 2015.

Goldman, Sachs & Co. Morgan Stanley Citigroup

BofA Merrill Lynch UBS Investment Bank

Baird Piper Jaffray Wells Fargo Securities William Blair

Prospectus dated February 11, 2015.